UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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ArcBest Corporation
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8401 McClure Drive

Fort Smith AR 72916

479-785-6000

arcb.com

April 6, 2021

Dear Fellow ArcBest Stockholder:

On March 16, 2021, ArcBest Corporation (“ArcBest” or the “Company”) filed a definitive proxy statement in connection with our 2021 Annual Meeting of Stockholders, to be held on April 29, 2021.

One of our proposals on the ballot this year is the proposal to approve an amendment to the Company’s Amended and Restated Ownership Incentive Plan (“Proposal 3” or the “Equity Plan Proposal”). If approved by shareholders at our Annual Meeting, Proposal 3 would amend the Plan to increase the number of shares of common stock reserved for issuance by 600,000 shares. To assist our shareholders in their consideration of this important proposal, we are reaching out to provide additional context.

Background and Purpose of the Equity Plan Proposal

The additional shares we are requesting as part of the Second Amendment to the Amended and Restated Plan (the “Plan”) are vital to our compensation strategy. Our thoughtful and responsible use of equity enables us to continue to attract, engage and retain top-tier talent. Our Plan is broad-based, and in 2020, we granted equity awards to approximately 130 individuals at multiple levels within the Company. The market for talent in the logistics industry is highly competitive, and our ability to grant equity to many employees enables us to assemble the best team possible, which we believe ultimately creates value for our shareholders. Equity also serves to align management and shareholder interests and is a critical element of our pay-for-performance compensation philosophy.

Considerations for Shareholders Regarding the Plan Amendment

We believe that an evaluation of the Plan should take into account a variety of both quantitative and qualitative considerations, including our historical stewardship of equity, our track record of pay-for-performance alignment and other factors. However, we understand that some of our investors may have internal quantitative models and methods for analyzing equity plan proposals. In those cases, we believe that shareholders should be mindful of the following factors that may affect formulaic assessments of dilution and burn rate:

▪	Our Share Repurchase Program Has Offset Our Burn Rate and Dilution. We have had a robust share repurchase program for years, which we use primarily to offset the effects of our equity award grants. In fact, after subtracting share repurchases, we have granted less than 700,000 new shares over the last five years, resulting in an average net burn rate of just 0.5% over that period. In January 2021, we announced an extension of our share repurchase program that authorized an additional $50 million for purchases of ArcBest’s Common Stock, which we believe will allow us to continue to manage our equity responsibly.

▪	Our Long Vesting Period for Restricted Stock Awards May Affect Certain Dilution Calculations. We believe that equity is a powerful tool for retaining employees and fostering long-term alignment of their interests with those of stockholders, so we have historically used a vesting period for restricted stock awards that is significantly longer than is typical for public companies. From 2007 to 2018, RSU awards cliff-vested over five years, which consequently resulted in ArcBest having a comparatively large number of granted-but-unvested equity awards; this figure is an important part of some dilution calculations, which may have the effect of distorting stockholders’ perception of our equity stewardship practices. Although we adjusted RSUs to vest over a four-year period beginning in 2018 to align more closely with other public companies, we believe that having a longer-than-usual vesting horizon served us well in the past by helping us retain the critical talent of our senior leaders and promote a collective perspective that is focused on long-term value creation.

▪	Our Share Price Performance May Affect Certain Burn Rate and Dilution Calculations. We take great care to manage our equity responsibly, and we believe that our three-year average burn rate of 1.6% compares favorably with our peers and the broader market. However, our business is cyclical in nature, and our operating performance has historically varied based on macroeconomic indicators such as those impacting manufacturing, retail, construction and housing, inventory levels and consumer confidence. As a result, the timing of changes to market dynamics can have an outsized impact on how many shares we grant in a given year. To mitigate the risk of unexpected windfalls, we have established a floor price for our equity grants. And, while the timing of the pandemic-related market sell-off last spring had a negative impact on our burn rate in 2020, we anticipate that the 600,000 shares we are proposing to add this year will be sufficient to last us several years in a more normalized economic environment.

Burn Rate and Dilution

As of and for the year-ended December 31	3-Year Average(1)	2020	2019	2018
Dilution(2)	8.7%	9.5%	9.3%	7.3%
Burn Rate(3)	1.6%	2.3%	1.5%	0.9%
Share Price at Grant Date	$31.65	$20.34	$28.85	$45.75

(1)	3-Year Average is a simple average of the values for the years 2020, 2019 and 2018.

(2)	Dilution is calculated as: (shares available for grant under our equity plans + shares subject to outstanding equity awards) / (average diluted shares outstanding).

(3)	Burn Rate is calculated as: (equity awards granted / average common shares outstanding).

Additionally, we understand that some investors and third parties use an adjusted burn rate calculation that applies a “multiplier” to certain types of equity awards based on historical share price volatility. As noted above, our share price has indeed fluctuated historically based on market dynamics and variations to the performance of our underlying business. Over time, however, we have managed through these natural cycles to create value for our shareholders. Our three-year total shareholder return of 182%1 is more than double that of the S&P 500 over the same time period and, as a consequence, our volatility is also higher.

Other Reasons for Supporting Our Equity Plan Proposal

▪	Equity-Based Compensation Allows Us to Attract, Retain and Motivate the Talent Necessary for the Successful Execution of Our Strategic Plan. Our ability to offer equity-based compensation is critical to our talent and retention strategy. Shareholder approval of the Equity Plan Proposal will enable us to continue our practice of granting equity awards to a relatively broad base of employees. We believe that the ability, hard work and character of our employees is a major reason why we were able to deliver outstanding shareholder returns in 2020[2] amidst a challenging environment.

1 Source: FactSet. Data as of March 31, 2021.

▪	Equity-Based Compensation Aligns the Interests of Our Employees with Those of Shareholders. Equity compensation represents a significant portion of the total compensation for our key executives and is also an important element of compensation for our directors. Our officers and directors constitute 13 of our top 100 shareholders, according to FactSet, all of whom have a substantial portion of their personal wealth invested in ArcBest. Their interests are wholly aligned with those of our shareholders.

▪	Without the Benefit of Equity Awards, We Would Be Forced to Rely on Other Forms of Compensation. Equity is a central component of compensation for many of our employees, and particularly those at a senior level within our organization. These awards play a critical role in enabling us to attract high-caliber talent, especially talent from within our industry, and ensuring that their interests are appropriately aligned with those of our shareholders. Insufficient shares reserved for equity grants will restrict the incentive compensation we can provide to existing and prospective employees and may force us to rely on cash compensation as an alternative, which may be better allocated to returning capital to shareholders through continued dividend payments, repurchasing shares to manage our burn rate, or reinvesting in our business to support future growth.

At ArcBest, our goal is to maintain our position as one of the world’s leading logistics companies by connecting the world through solving logistics challenges and providing innovative solutions for our customers. In order to continue delivering results for our customers and our shareholders, we need to be able to attract, retain and engage the best talent in our business. Our compensation strategy has served us well in the past, and our ability to grant competitive equity compensation is critical to maintaining our overall progress.

On behalf of the ArcBest Board of Directors, I want to thank you for your attention to and consideration of this Proposal. The Board strongly believes that approval of the Plan is in the best interests of the Company and its shareholders and continues to unanimously recommend you cast your vote FOR Proposal 3. We respectfully urge you to consider the foregoing context, as well as the reasons articulated in our 2021 Proxy Statement, as you cast your vote.

If you have already returned your proxy or voting instruction form or provided voting instructions, you may change your vote. Should you have any questions or need any assistance in submitting your proxy to vote your shares, please call our proxy solicitor, Alliance Advisors, at 1-833-670-0698.

Sincerely,

/s/ Michael R. Johns

Michael R. Johns

Vice President – General Counsel and Corporate Secretary

2 During 2020, our Total Shareholder Return was 57%, versus 18% for the S&P 500, according to FactSet.

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